Exhibit 10.13

LEASE AGREEMENT

Lessor (Party A):	WANG Zhiyi

Lessee (Party B):	Mass Media & Universal International Advertising Co., Ltd., Beijing Branch

In accordance with the Contract Law of the People’s Republic of China and other relevant laws and regulations, Party A and Party B (each a “Party”, and collectively the “Parties”) have reached the following agreement (“Agreement”) in connection with the leasing of premises on the basis of equality and voluntariness:

Article 1 Premises

The premises is located at Suite 627-631, 6th Floor, Tower A, Corporate Square, 35 Finance Street, Xicheng District, Beijing (“Premises”).

The Premises comprises five offices, with a total floor space of 788.98 square meters. The Premises has been fully decorated and is free and clear of any liens.

Article 2 Title to the Premises

Party A is the owner of the Premises. Property Ownership Certificate: Jing Fang Quan Zheng Shi Xi Qi Zi No. 1790033.

Article 3 Use

The Premises is to be used for office purposes. Party B undertakes that during the term of the lease, the Premises will not be used for any other purposes without Party A’s written consent and the approval of relevant government departments pursuant to relevant provisions.

Article 4 Identification

(1)	Party A shall present to Party B its true and valid identification document.

(2)	Party B shall present to Party A its true and valid business licence.

Article 5 Term of Lease

(1)	The term of the lease shall be ten (10) years, commencing from January 1, 2008 and ending on January 1, 2018 (the “Scheduled Time”).

(2)	Upon expiration of the lease, Party A shall be entitled to take the Premises back. Where Party B intends to renew the lease, it shall send Party A a written request for renewal 30 days prior to the expiration date. With Party A’s consent, the Parties may sign a new lease agreement. If Party B continues using the Premises and Party A does not object, the Agreement shall remain in force indefinitely. Both Parties shall have the right to terminate this Agreement at any time by giving the other Party a thirty (30) day written notice.

Article 6 Rental

(1)	Annual rent: RMB1,893,432. Total rental amount: RMB18,934,320 (Eighteen Million Nine Hundred and Thirty Four Thousand Three Hundred and Twenty Renminbi yuan). The rental may be adjusted by the Parties through negotiations. Issues relating to the rental adjustment will be separately agreed by the Parties.

(2)	Payment time: before January 30 of the current year (the “Due Date”)

(3)	Payment mode: by check

(4)	After receiving the rental, Party A or its agent shall issue a receipt to Party B.

Article 8 Other Expenses

During the term of the lease, the various expenses relating to the Premises shall be paid in the following manner:

(1)	Party B shall pay for ☐ water / ☐ electricity / ☐ telephone / ☐ heating / ☐ gas / ☐ management fee and other property management related expenses. Party B shall keep and present to Party A relevant payment receipts.

(2)	Property lease taxes and all other expenses not specified in this Agreement shall be paid by Party A.

Article 9 Delivery and Return of the Premises

(1)	Delivery: Party A shall deliver the Premises to Party B in accordance with agreed terms and conditions before January 1, 2008. The delivery shall be deemed completed after inspection of the Premises by both Parties against the Auxiliary Facilities and Equipment List and the affixing their signatures and seals on the said list, and the transfer of keys and related lease documents.

(2)	Return: After expiration of the lease or termination of this Agreement, Party B shall return the Premises and its auxiliary facilities back to Party A. The Parties will inspect the Premises against the Auxiliary Facilities and Equipment List and sign and seal on the said list evidencing their acceptance. The Parties shall fully settle the expenses that they each shall be liable for.

Party B may remove items it has subsequently added, but shall relinquish items that form parts of the decorations or furnishings. After the return of the Premises, Party A shall, at its own discretion, have the right to dispose of the items that Party B has left without Party A’s consent.

Article 10 Maintenance of the Premises and Auxiliary Facilities

(1)	During the term of the lease, Party A shall ensure that the Premises and its auxiliary facilities are in workable and safe conditions. Where Party B finds any damage or fault in the Premises or its auxiliary facilities, it shall promptly notify Party A for the repair.

Party A shall repair within ten (10) days after receiving Party B’s notice. If Party A fails to repair within such period, Party B may repair on behalf of Party A at Party A’s expense. If the repair has affected Party B’s use of the Premises and auxiliary facilities, Party A shall either reduce the rental or prolong the lease period accordingly.

(2)	Party A shall have no obligation to repair furnishings, improvements and additions made to the Premises by Party B.

(3)	Party B shall make proper use and take due care of the Premises and its auxiliary facilities. Party B shall either repair or compensate Party A for any damages or faults to the Premises or its auxiliary facilities due to Party B’s improper maintenance or use thereof. If Party B refuses to repair or compensate Party A for such damages or faults, Party A may perform repairs or purchase replacements on Party B’s behalf at Party B’s expense.

(4)	Party B shall not be liable for the natural wear-and-tear or wear-and-tear due to normal use of the Premises or its auxiliary facilities.

Article 11 Assignment

(1)	Unless otherwise agreed by the Parties, Party B shall not assign the lease in whole or in part to any third person without Party A’s prior written consent.

(2)	If Party B assigns the lease, it shall enter into a written lease transfer agreement with the assignee in accordance with relevant provisions, and register the lease agreement with the relevant administrative department in charge of property lease.

(3)	Party B shall compensate Party A for any damages caused by the assignee to the Premises and its auxiliary facilities.

Article 12 Ownership Change

(1)	If Party A transfers its ownership of the Premises to a third party within the lease term, it shall give Party B a thirty (30) day prior written notice. Party B shall have the right of first refusal in purchasing the Premises.

(2)	If there is any ownership change during the lease term, this Agreement shall remain binding upon Party B and the new owner.

Article 13 Termination

(1)	The Agreement may be terminated if agreed by both Parties through negotiations.

(2)	Under any of the following circumstances, the Agreement shall terminate and neither Party shall be liable to each other for breach of this Agreement:

(i)	The Premises is to be demolished due to urban construction needs in accordance with law;

(ii)	The Premises has been damaged or destroyed, or has suffered other losses due to earthquake, fire or other force majeure events.

(3)	Party B shall have the right to terminate this Agreement unilaterally if Party A conducts any of the following:

(i)	Fails to deliver the Premises three (3) days after the Scheduled Time;

(ii)	The Premises delivered does not meet the conditions as agreed hereunder and materially fails to serve its agreed purpose;

(iii)	Does not fulfill its repair obligation, causing Party B unable to use the Premises properly;

(iv)	The Premises delivered poses threat to Party B’s safety or health.

(4)	Party A shall have the right to terminate this Agreement unilaterally and take back the Premises if Party B conducts any of the following:

(i)	Has not paid, or has not paid in the agreed manner, its rent by the tenth (10th) day after the Due Date;

(ii)	The various expenses owed by Party B to Party A have accumulated to RMB1,000;

(iii)	Uses the Premises for other purposes without Party A’s consent;

(iv)	Demolishes, changes or damages the main structure of the Premises without Party A’s consent;

(v)	Assigns the lease of the Premises to any third person without Party A’s consent;

(vi)	Engages in any illegal activities on the Premises.

Article 13 Default Liability

(1)	Party A shall pay liquidated damages in the amount of 5% of the monthly rent to Party B if Party A conducts any of the acts as described in Article 13(3) hereof.

(2)	Party A shall compensate Party B for any personal injury or property loss incurred by Party B due to Party A’s failure to perform its repair obligations as agreed hereunder.

(3)	If Party A needs to take back the Premises before the expiration of the lease, it shall give Party B a thirty (30) day prior notice, refund the balance of the collected rent back to Party B and pay liquidated damages in the amount of 5% of the monthly rent to Party B.

(4)	Party B shall pay liquidated damages in the amount of 5% of the monthly rent to Party A if Party B conducts any of the acts as described in Article 14(4) hereof.

(5)	Where Party B makes furnishings, decorations or additions to the Premises without Party A’s consent, Party A may request Party B to restore the Premises to its original condition or compensate Party A for its losses.

(6)	Where Party B needs to terminate the lease before the expiration of the lease, it shall give Party A a thirty (30) day prior notice, and pay liquidated damages in the amount of 5% of the monthly rent to Party A.

(7)	Where Party A fails to deliver the Premises at the Scheduled Time or Party B does not pay its rent in the agreed manner (but neither justifies the termination of this Agreement), or where Party B fails to return the Premises at the agreed time, the defaulting Party shall pay liquidated damages to the non-defaulting Party at the rate of RMB5000 per day.

Article 15 Dispute Resolution

Any dispute arising hereunder shall be settled through consultations or mediation. Disputes that can not be settled through consultations or mediation shall be submitted to the People’s Court of the place where the Premises is located, or be referred to arbitration in accordance with arbitration provisions or any arbitration agreement otherwise reached between the Parties.

Article 16 Miscellaneous

This Agreement shall come into effect once it is signed and sealed by both Parties. This Agreement and the exhibit hereto shall be executed in three (3) copies, with Party A and Party B each holding one copy and the third copy to be filed with the administrative department in charge of property lease.

Any amendment or supplement made to this Agreement by the Parties after the effective date of this Agreement shall be made in writing and form an attachment to this Agreement. The attachments hereto shall have the same legal force and effect as the Agreement itself.

Signature and Seal of Lessor (Party A): /s/ WANG Zhiyi

ID No.:

Tel.:

Fax:

Dated: December 30, 2007

Signature and Seal of Lessee (Party B): Mass Media & Universal International Advertising Co., Ltd. (affixed with company seal)

Business Licence No.:

Legal/Authorized Representative: /s/ CHENG Shuo

Tel.:

Fax:

Dated: December 30, 2007